Exhibit 99.1

Analog Devices Announces Financial Results for the Third Quarter of Fiscal Year 2011

NORWOOD, Mass.--(BUSINESS WIRE)--August 16, 2011--Analog Devices, Inc. (NYSE: ADI):

  3Q11 revenue was $758 million
  3Q11 gross margin was 67.2% of revenue
  3Q11 operating margin was 36.8% of revenue
  3Q11 diluted EPS was $0.71
  3Q11 cash flow from operations was $257 million, or 34% of revenue
  Board of Directors declared a quarterly dividend of $0.25 per share
  Financial results and 4Q11 outlook will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the third quarter of fiscal 2011, which ended July 30, 2011.

“After an unusually robust second quarter in which our revenue grew by 9% sequentially, revenue in the third quarter declined by 4% on a sequential basis while increasing 5% year-over-year,” said Jerald G. Fishman, President and CEO. “Nevertheless, most end markets remained relatively stable during the third quarter and we believe that most of the revenue shortfall was the result of supply chain recalibration, not a change in underlying demand.”

Mr. Fishman added, “Despite lower revenue, our operational execution remained strong in the third quarter as we delivered gross margin of 67.2%, operating margin of 36.8%, diluted EPS of $0.71, and operating cash flow of $257 million, or 34% of sales.”

Results of Operations for the Third Quarter of Fiscal 2011

  Revenue was $758 million, a 4% decrease from $791 million in the immediately prior quarter and a 5% increase from $720 million in the same period one year ago. For more information regarding revenue by end market and product type for the third quarter of fiscal 2011, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 67.2% of revenue, compared to 67.6% of revenue in the immediately prior quarter, and 66.7% of revenue in the same period one year ago.
  Operating expenses were $231 million, a decrease of $5 million, or 2%, from the immediately prior quarter, and an increase of $2 million, or 1%, from the same period one year ago.
  Operating income was $279 million, or 36.8% of revenue, compared to $299 million, or 37.8% of revenue, in the immediately prior quarter, and $251 million, or 34.9% of revenue, in the same period one year ago.
  Diluted earnings per share (EPS) was $0.71 which includes $0.01 associated with a year-to-date tax expense adjustment. This compares to diluted EPS of $0.78 and non-GAAP diluted EPS of $0.75, excluding a one-time tax benefit item, in the prior quarter, and diluted EPS of $0.65 in the same period one year ago. The table reconciling non-GAAP data to the Company’s GAAP results is provided in this release on Schedule F. A more complete table covering reconciliations for prior periods is available on the Analog Devices Investor Relations website at investor.analog.com.
  The Board of Directors declared a cash dividend of $0.25 per outstanding share of common stock, which will be paid on September 14, 2011 to all shareholders of record at the close of business on August 26, 2011.
  Net cash provided by operating activities was $257 million, or 34% of revenue. Capital expenditures were $37 million, cash dividends paid were $75 million, and approximately $66 million was used to repurchase 1.7 million shares of ADI stock during the third quarter of fiscal 2011.
  Cash and short-term investments at the end of the third quarter of fiscal 2011 totaled $3.5 billion, compared to $3.4 billion at the end of the immediately prior quarter.
  Accounts receivable in the third quarter of fiscal 2011, as measured by days sales outstanding, was 45 days, compared to 48 days in the immediately prior quarter.
  Inventory at the end of the third quarter of fiscal 2011 increased by $6 million, or 2%, compared to the immediately prior quarter. Days in inventory was 110 days at the end of the third quarter of fiscal 2011, compared to 104 days at the end of the immediately prior quarter.

Outlook for the Fourth Quarter of Fiscal 2011

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, as a result of, among other things, the important factors discussed at the end of this release. These statements supersede all prior statements regarding our business outlook set forth in prior ADI news releases.

Regarding the company’s short-term outlook, Mr. Fishman stated, “The third quarter results were mostly influenced by what we believe were temporary issues. That being said, we are concerned that growing uncertainty about the global economy could cause our customers to become more cautious in the short term and that could reduce our revenue in the fourth quarter. This is, of course, difficult to precisely forecast. Therefore, our guidance for the fourth quarter has a wider range than is typical for ADI.”

Given these factors, ADI’s outlook for the fourth quarter is as follows:

  Revenue: $715 million to $755 million, or flat to down 6% sequentially.
  Gross margin: 65.0% to 66.0% of sales, due to reduced factory loadings.
  Operating expenses: Flat to down 3% sequentially.
  Diluted EPS: $0.60 to $0.68.

Mr. Fishman concluded, “While the significant swings in customer supply chain management in 2011 have caused short-term quarterly variations in our results, we believe the company is performing well against its overall objectives for the fiscal year. At the midpoint of our fourth quarter outlook, we expect that ADI will grow revenue approximately 9% this year to over $3 billion, in line with our long-term model. In addition, we expect fiscal 2011 operating margin to be approximately 36% and operating cash flow to be approximately $900 million.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the third quarter results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 855-859-2056 (replay only) and providing the conference ID: 87847549, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the Company’s operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following items are excluded from our non-GAAP diluted earnings per share:

Tax-Related Item. In the second quarter of fiscal 2011, the Company recorded a one-time $10.8 million tax benefit for a settlement with the Internal Revenue Service related to certain tax matters for the fiscal 2004 through fiscal 2007 tax years. We excluded this tax-related item from our non-GAAP measures because it is not associated with the tax expense on our current operating results.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology when excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected revenue, earnings, earnings per share, operating expenses, backlog, inventory levels, gross margin, operating margin, cash flow, and other financial results, shareholder returns, expected market trends, growth opportunities and business strategy, our competitiveness, expected customer demand for our products, and expected results of our ongoing expense management efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: sovereign debt issues globally, any faltering in global economic conditions and financial markets, the impact of the recent earthquake and tsunami in Japan, erosion of consumer confidence and declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, inability to license third party intellectual property, inability to meet customer demand, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Analog Devices, Third Quarter, Fiscal 2011

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	3Q 11 July 30, 2011	2Q 11 April 30, 2011	3Q 10 July 31, 2010

Revenue	$757,902	$790,780	$720,290
Year-to-year change	5%	18%	46%
Quarter-to-quarter change	-4%	9%	8%
Cost of sales (1)	248,262	256,566	240,088
Gross margin	509,640	534,214	480,202
Gross margin percentage	67.2%	67.6%	66.7%
Operating expenses:
R&D (1)	128,476	130,460	126,987
Selling, marketing and G&A (1)	102,323	105,268	102,070
Operating income	278,841	298,486	251,145
Other expense (income)	3,970	1,730	(176)
Income before income tax	274,871	296,756	251,321
Provision for income taxes	54,936	54,930	51,830
Net income	$219,935	$241,826	$199,491

Shares used for EPS - basic	299,616	299,923	298,027
Shares used for EPS - diluted	308,744	309,619	306,168

Earnings per share - basic	$0.73	$0.81	$0.67
Earnings per share - diluted	$0.71	$0.78	$0.65

Dividends paid per share	$0.25	$0.22	$0.22

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,811	$1,900	$1,878
R&D	$5,877	$5,794	$5,996
Selling, marketing and G&A	$5,622	$5,199	$5,302

Analog Devices, Third Quarter, Fiscal 2011

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	3Q 11 July 30, 2011	2Q 11 April 30, 2011	3Q 10 July 31, 2010

Cash & short-term investments	$3,514,538	$3,431,365	$2,508,315
Accounts receivable, net	375,011	414,579	357,479
Inventories (1)	299,332	293,780	265,266
Other current assets	150,250	153,014	103,478
Total current assets	4,339,131	4,292,738	3,234,538
PP&E, net	481,596	473,662	463,751
Investments	30,249	29,475	9,138
Goodwill and intangible assets	293,343	261,283	252,725
Other	107,062	103,241	115,287
Total assets	$5,251,381	$5,160,399	$4,075,439

Deferred income on shipments to distributors, net	$277,528	$269,530	$214,727
Other current liabilities	278,759	318,628	373,652
Long-term debt	875,766	892,432	395,756
Non-current liabilities	103,611	97,811	56,829
Stockholders' equity	3,715,717	3,581,998	3,034,475
Total liabilities & equity	$5,251,381	$5,160,399	$4,075,439

(1) Includes $2,474, $2,432 and $2,492 related to stock-based compensation in 3Q11, 2Q11 and 3Q10, respectively.

Analog Devices, Third Quarter, Fiscal 2011

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	3Q 11 July 30, 2011	2Q 11 April 30, 2011	3Q 10 July 31, 2010

Cash flows from operating activities:
Net Income	$219,935	$241,826	$199,491
Adjustments to reconcile net income to net cash provided by operations:

Depreciation	29,133	29,466	28,582
Amortization of intangibles	347	340	609
Stock-based compensation expense	13,310	12,893	13,176
Excess tax benefit - stock options	(1,282)	(32,407)	(28)
Other non-cash activity	485	537	1,071
Deferred income taxes	4,650	(9,334)	(7,755)
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities	(9,598)	(46,683)	(10,340)
Total adjustments	37,045	(45,188)	25,315
Net cash provided by operating activities	256,980	196,638	224,806
Percent of total revenue	33.9%	24.9%	31.2%

Cash flows from investing activities:
Additions to property, plant and equipment	(36,977)	(34,141)	(39,125)
Purchases of short-term available-for-sale investments	(1,473,867)	(994,618)	(766,263)
Maturities of short-term available-for-sale investments	853,624	828,800	629,665
Sales of short-term available-for-sale investments	-	19,966	-
Payments for acquisitions, net of cash acquired	(13,988)	-	-
Decrease (increase) in other assets	836	(4,044)	2,827
Net cash used for investing activities	(670,372)	(184,037)	(172,896)

Cash flows from financing activities:
Proceeds from long-term debt	-	370,507	-
Term loan repayments	(21,142)	(3,625)	-
Dividend payments to shareholders	(74,993)	(65,999)	(65,949)
Repurchase of common stock	(66,283)	(67,552)	(4,047)
Net proceeds from employee stock plans	41,160	46,112	4,849
(Decrease) increase in other financing activities	(2,410)	(1,801)	502
Excess tax benefit - stock options	1,282	32,407	28
Net cash (used for) provided by financing activities	(122,386)	310,049	(64,617)
Effect of exchange rate changes on cash	(1,162)	1,790	(2,236)

Net (decrease) increase in cash and cash equivalents	(536,940)	324,440	(14,943)
Cash and cash equivalents at beginning of period	1,894,761	1,570,321	1,008,372
Cash and cash equivalents at end of period	$1,357,821	$1,894,761	$993,429

Analog Devices, Third Quarter, Fiscal 2011

Schedule D Revenue Trends by End Market

The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated.  As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods.  Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	July 30, 2011				April 30, 2011	July 31, 2010
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$365,158	48%	-5%	8%	$383,254	$339,629
Automotive	101,190	13%	-5%	21%	106,242	83,462
Consumer	115,983	15%	4%	-14%	111,088	134,379
Communications	164,560	22%	-7%	10%	177,764	149,690
Computer	11,011	1%	-11%	-16%	12,432	13,130
Total Revenue	$757,902	100%	-4%	5%	$790,780	$720,290

*The sum of the individual percentages does not equal the total due to rounding.

Analog Devices, Third Quarter, Fiscal 2011

Schedule E
Revenue Trends by Product Type

The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	July 30, 2011				April 30, 2011	July 31, 2010
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$337,266	44%	-4%	0%	$350,182	$337,168
Amplifiers / Radio Frequency	197,494	26%	-7%	7%	213,179	183,932
Other analog	106,690	14%	-4%	25%	111,030	85,237
Subtotal Analog Signal Processing	641,450	85%	-5%	6%	674,391	606,337
Power management & reference	54,924	7%	-2%	3%	56,098	53,412
Total Analog Products	$696,374	92%	-5%	6%	$730,489	$659,749
Digital Signal Processing	61,528	8%	2%	2%	60,291	60,541
Total Revenue	$757,902	100%	-4%	5%	$790,780	$720,290

*The sum of the individual percentages does not equal the total due to rounding.

Analog Devices, Third Quarter, Fiscal 2011

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non- GAAP measures.

	Three Months Ended
	3Q 11 July 30, 2011	2Q 11 April 30, 2011	3Q 10 July 31, 2010

GAAP Diluted EPS	$0.71	$0.78	$0.65
IRS Tax Settlement	$-	$(0.035)	$-
Non-GAAP Diluted EPS From Continuing Operations (1)	$0.71	$0.75	$0.65

(1) The sum of the individual per share amounts may not equal the total due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282 (phone)
Director of Investor Relations
781-461-3491 (fax)
investor.relations@analog.com